Exhibit 99.2

February 17, 2003 N E W S R E L E A S E	TSX-V:ORL OTCBB:OLYR

OLYMPIC TRADES ON THE OTCBB UNDER A NEW SYMBOL

For Immediate Release

February 17, 2003. — Olympic Resources Ltd. (“Olympic”) reports that it has satisfied all requirements of the NASDAQ Stock Market in order to have its symbol on the OTCBB changed from “OLYRF” to “OLYR”. The previous symbol indicated that Olympic was a foreign private issuer. However, as of January 8, 2003, Olympic continued out of the Province of British Columbia and into the State of Wyoming by filing an Application for Certificate of Registration and Articles of Continuance with the Wyoming Secretary of State, which was recorded by the Wyoming Secretary of State’s Office on the same day. Therefore, as of January 8, 2003, Olympic is a domestic issuer in the United States. Commencing February 14, 2003, Olympic began trading on the OTCBB under the symbol “OLYR”.

Olympic is an emerging natural gas exploration and production company with natural gas production from several project locations in California. Olympic operates with the commitment to become a leading independent producer of natural gas for the North American marketplace.

To find out more about Olympic Resources Ltd. (TSX-V: ORL, OTCBB: OLYR), visit our website at www.orlresources.com.

OLYMPIC RESOURCES LTD.

Daryl Pollock,
President

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this News Release.
WARNING: The Company relies on litigation protection for “forward looking” statements. Actual results could differ materially from those described in the news release as a result of numerous factors, some of which are outside the control of the Company.